    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2003

                                              REGISTRATION NO. 333-          (1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

                   NEW YORK                                        13-0871985
         (State or other jurisdiction                           (I.R.S. employer
       of incorporation or organization)                     identification number)

                            ------------------------

                             ARMONK, NEW YORK 10504
                                 (914) 499-1900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ANDREW BONZANI
               ASSOCIATE GENERAL COUNSEL AND ASSISTANT SECRETARY
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                             ARMONK, NEW YORK 10504
                                 (914) 499-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF                                         PROPOSED MAXIMUM
            SECURITIES TO BE                    AMOUNT TO BE               AGGREGATE                 AMOUNT OF
               REGISTERED                      REGISTERED(A)          OFFERING PRICE(A)(B)      REGISTRATION FEE(1)
Debt Securities.........................
Preferred Stock(c)......................
Depositary Shares(c)....................     $20,000,000,000(1)               100%                 $1,840,000(1)
Capital Stock(c)........................
Warrants................................

                                             (COVER CONTINUED ON FOLLOWING PAGE)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(a) Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement exceed $20,000,000,000, or if any securities are issued in any foreign currency units, the U.S. dollar equivalent of $20,000,000,000. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(b) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

(c) In addition to any Preferred Stock, Depositary Shares or Capital Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock, Depositary Shares or Capital Stock as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be. No separate consideration will be received for any shares of Preferred Stock, Depositary Shares or Capital Stock so issued upon conversion or exchange.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------

(1) Pursuant to Rule 457(p) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, and Securities Act Release No. 7943, dated January 26, 2001, International Business Machines Corporation, as the parent and 100% owner of IBM Credit LLC, formerly IBM Credit Corporation, (CIK number 353524), (IBMCR), is hereby sourcing the full amount of the registration fee for the securities registered herein ($1,840,000) from the registration fees remaining available for use under IBMCR's S-3 Debt Shelf Registration Statement (SEC File No. 333-86615, which was filed with the SEC on September 7, 1999).

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION JANUARY 21, 2003

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                New Orchard Road
                             Armonk, New York 10504
                                 (914) 499-1900
                                $20,000,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

                             ---------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is   , 2003.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-      ) that we
filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $20,000,000,000 of any of the following securities, either separately or in units: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

    The senior debt securities will be issued under an indenture between us and JPMorgan Chase Bank, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT
  SECURITIES

    Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

    The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

    The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

    - If we do not pay interest for 30 days after its due date.

    - If we do not pay principal or premium when due.

    - If we do not make any sinking fund payment for 30 days after its due date.

    - If we continue to breach a covenant for 90 days after notice.

    - If we enter bankruptcy or become insolvent.

    If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors of our subsidiaries.

    The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

CAPITAL STOCK

    We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES AND EARNINGS FROM CONTINUING OPERATIONS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    We compute the ratio of earnings from continuing operations to fixed charges by dividing earnings from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

    The ratio of earnings from continuing operations to combined fixed charges and preferred stock dividends includes in the ratio computation preferred stock dividends representing the pre-tax earnings that would be required to cover those dividend requirements based on IBM's effective income tax rates for the respective periods.

                                                         NINE MONTHS                     YEAR ENDED DECEMBER 31,
                                                            ENDED          ----------------------------------------------------
                                                      SEPTEMBER 30, 2002     2001       2000       1999       1998       1997
                                                      ------------------   --------   --------   --------   --------   --------
Ratio of earnings from continuing operations to
  fixed charges....................................           5.9            7.9        7.0        7.0        4.9        5.1
Ratio of earnings from continuing operations to
  combined fixed charges and preferred stock
  dividends........................................           5.9            7.8        6.9        6.9        4.8        5.0

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

        i.  Annual Report on Form 10-K for the year ended December 31, 2001;

        ii. Quarterly report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

        iii. Current Reports on Form 8-K, filed on January 17, 2002,
    January 29, 2002, April 8, 2002, April 17, 2002, May 9, 2002, June 4, 2002,
    July 1, 2002, July 9, 2002, July 17, 2002, July 30, 2002, August 13, 2002,
    August 28, 2002, September 9, 2002, October 16, 2002, October 29, 2002,
    November 4, 2002, November 14, 2002, November 26, 2002, December 4, 2002, December 31, 2002, January 2, 2003 and January 17, 2003.

    We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

           Equiserve Trust Company, N.A.
           P.O. Box 43072
           Providence, Rhode Island 02940
           (781) 575-2727

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                           DESCRIPTION OF THE COMPANY

    We were originally incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R). C-T-R was a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation, also known more simply as IBM.

    We use advanced information technology to provide customer solutions. We operate primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

    Organizationally, our major operations comprise a Global Services segment; three hardware product segments--Enterprise Systems, Personal and Printing Systems and Technology; a Software segment; a Global Financing segment and an Enterprise Investments segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

    We offer our products through our global sales and distribution organizations. The sales and distribution organizations have both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, these organizations include a global sales and distribution effort devoted exclusively to small and medium businesses. We also offer our products through a variety of third party distributors and resellers, as well as through our on-line channels.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and JPMorgan Chase Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the aggregate principal amount of the debt securities;

    - the maturity date or dates, or the method of determining the maturity dates;

    - the interest rate or rates, or the method of determining those rates;

    - the interest payment dates and, for debt securities in registered form, the regular record dates;

    - the places where payments may be made;

    - any mandatory or optional redemption provisions;

    - any sinking fund or analogous provisions;

    - any conversion or exchange provisions;

    - any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

    - the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

    - any deletions of, or changes or additions to, the events of default or covenants;

    - if other than U.S. dollars, the currency or currencies, composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    - the method of determining the amount of any payments on the debt securities which are linked to an index;

    - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    - any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

    - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

    - any other specific terms of the debt securities.

    (Sections 202 and 301)

    Unless we otherwise specify in the prospectus supplement:

    - the debt securities will be registered debt securities;

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

    - bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

    The designated security registrar in the United States for the senior debt securities is JPMorgan Chase Bank, located at 4 New York Plaza, 15th Floor, New York, New York 10004. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

    In the event of any redemption in part of any series of debt securities, we will not be required to:

    - issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

       - the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

       - the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

       - the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

    - register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

    - exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

    (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and
410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

    Our paying agent in the United States for the senior debt securities is JPMorgan Chase Bank, located at 4 New York Plaza, 15th Floor, New York, New York 10004. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

    Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream, Luxembourg). (Section 411)

    Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

TEMPORARY GLOBAL SECURITIES

    All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

    On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

    No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

    Interest on a temporary global security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

    - is not beneficially owned by a United States person;

    - has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

    - if a beneficial interest has been acquired by a United States person, that:

       - such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

       - that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

    The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

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DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section
404)

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

    The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

    Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

PRACTICAL IMPLICATIONS OF HOLDING DEBT SECURITIES IN STREET NAME

    Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and

                                       10
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other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

    - How it handles securities payments and notices;

    - Whether it imposes additional fees or charges;

    - How it would handle voting and related issues if ever required;

    - How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

    - Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

COVENANTS

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

    - immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

    Each indenture contains a provision that permits us to elect:

    1. to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

    2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

       a.  the limitations on mergers, consolidations and sale of assets,

       b. the limitations on sale and leaseback transactions under the senior indenture, and

       c.  the limitations on secured indebtedness under the senior indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to

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the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

    The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

    Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

    - we fail to pay interest on any debt security of the series for 30 days when due;

    - we fail to pay the principal or any premium on any debt securities of the series when due;

    - we fail to make any sinking fund payment for 30 days when due;

    - we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

    - we enter into bankruptcy or become insolvent.

    An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

    Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

    Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

    Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

    Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

MODIFICATION OF THE INDENTURES

    Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of

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debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

    Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any) or rate of interest on any debt security;

    - change any place of payment or the currency in which any debt security is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - adversely affect the terms of any conversion right;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

    - change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

    - change the provisions in the indenture that relate to its modification or amendment.

    (Section 1002)

MEETINGS

    The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

    A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

    Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

    Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

    In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons.
(Section 1404)

    NOTICES TO HOLDERS

    In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer

                                       13
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securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

    TITLE

    Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

    REPLACEMENT OF SECURITIES AND COUPONS

    We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

    GOVERNING LAW

    The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

    OUR RELATIONSHIP WITH THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

    COVENANTS IN THE SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, UNLESS the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

    - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

    - the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

    You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of Senior Indenture)

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
    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

    1. the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

       - the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

       - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

       We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

        or

    2. an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

       - the net proceeds to us or a Restricted Subsidiary from the sale; and

       - the discounted present value of all net rentals payable under the lease.

       Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of Senior Indenture)

    We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

    We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of Senior Indenture)

DEFINITIONS

    "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

    - outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

    - incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

    - secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

    - owing to us or any Restricted Subsidiary;

    - secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

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
    - constituting our guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of ours and any other Restricted Subsidiaries;

    - arising from any sale and leaseback transaction;

    - incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

    - constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

    "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

    - products marketed by us or our subsidiaries;

    - any property financed through the issuance of tax-exempt governmental obligations;

    - any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

    - any property in which the interest of us and all of our subsidiaries does not exceed 50%.

    "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

    - all trade names, trademarks, licenses, patents, copyrights and goodwill;

    - organizational and development costs;

    - deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

    - unamortized debt discount and expense minus unamortized premium.

    We don't include in intangible assets any program products.

    "Attributable Debt" means the discounted present value of a lessee's obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the "Attributable Interest Rate." We compute the Attributable Interest Rate as the weighted average of the interest rates of all securities then issued and outstanding under the Senior Indenture.

    "Restricted Subsidiary" means:

    1.  any of our subsidiaries:

       a.  which has substantially all its property in the United States;

       b.  which owns or is a lessee of any Principal Property; and,

       c. in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

    2. any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

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    "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture)

    In addition, claims of our subsidiaries' creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

    - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

    - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

    - any of our obligations to our subsidiaries;

    - any liability for Federal, state, local or other taxes owed or owing by us;

    - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

    - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

    - any obligations with respect to any capital stock; or

    - any indebtedness incurred in violation of the Subordinated Indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

    - any senior indebtedness is not paid when due, or

    - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

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    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

    In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture)

    If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

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                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission at or before the time we issue a series of the preferred stock.

    We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

    - whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

    - the dividend rate (or method for determining the rate);

    - the liquidation preference per share of that series of preferred stock, if any;

    - any conversion provisions applicable to that series of preferred stock;

    - any redemption or sinking fund provisions applicable to that series of preferred stock;

    - the voting rights of that series of preferred stock, if any; and

    - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

    Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

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CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

    If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

    Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary--and at other places as it thinks is advisable--any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of December 31, 2002, 1,920,957,772 shares of capital stock were issued and 1,722,366,896 were outstanding.

    DIVIDENDS. Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

    VOTING. Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

    RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

    MISCELLANEOUS. Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the debt securities purchasable upon exercise of the warrants;

    - if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

    - if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

    - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

    - the dates on which the right to exercise the warrants will commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

    - information relating to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - anti-dilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants; and

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

    - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

    - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

    - the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the dates on which the right to exercise the warrants commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - antidilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants;

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

    - any other information we think is important about the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriters;

    - through agents; or

    - directly to purchasers.

    In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you'll want to pay particular attention to the description of that system we'll provide in a prospectus supplement.

    Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

    Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

    Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.

    We'll describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

    - the names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

                                 LEGAL OPINIONS

    The legality of the securities will be passed upon by Mr. Daniel E. O'Donnell, our Vice President, Assistant General Counsel and Secretary. Mr. O'Donnell, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated November 4, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission Registration Fee.........  $ 1,840,000
Trustee's Fees..............................................      200,000
Printing and Engraving Expenses.............................      300,000
Rating Agency Fees..........................................    1,400,000
Accounting Fees and Expenses................................      600,000
Legal Fees and Expenses.....................................      450,000
Listing Fees................................................      150,000
Miscellaneous Expenses......................................      450,000
                                                              -----------
    Total Expenses..........................................  $ 5,390,000
                                                              ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our By-Laws (Article VI, Section 6) provide the following:

    "The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time."

    Our Certificate of Incorporation (Article ELEVEN) provides the following:

    "Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

    With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

    In addition, we maintain directors' and officers' liability insurance policies.

ITEM 16. EXHIBITS.

(1) (a)    Proposed Form of Underwriting Agreement.********
(1) (b)    Proposed Form of Agency Agreement.********

(3) (a)    By-laws*********

(4) (a)    Certificate of Incorporation.***

(4) (b) Indenture dated as of October 1, 1993, between us and JPMorgan Chase Bank, as successor to The Chase Manhattan
           Bank (National Association) as Trustee.**

(4) (c) First Supplemental Indenture dated as of December 15, 1995, to Indenture dated as of October 1, 1993, between us and JPMorgan Chase Bank, as successor to The Chase Manhattan
           Bank (National Association).******

(4) (d)    Form of Subordinated Indenture.******

(4) (h)    Form of Temporary Global Fixed Rate Bearer Medium-Term
           Note.**

(4) (i)    Form of Definitive Global Fixed Rate Bearer Medium-Term
           Note.**

(4) (j)    Form of Definitive Fixed Rate Bearer Medium-Term Note.**

(4) (k)    Form of Fixed Rate Debt Security with Optional Redemption.**

(4) (l) Form of Fixed Rate Debt Security with Optional Redemption and Sinking Fund.**

(4) (m)    Form of Extendible Debt Security with Optional Redemption.**

(4) (n)    Form of Zero Coupon Debt Security with Optional
           Redemption.**

(4) (o)    Form of Original Issue Discount Debt Security with Optional
           Redemption.**

(4) (p)    Form of Certificate of Amendment.****

(4) (q)    Form of Preferred Stock Certificate.****

(4) (r)    Form of Deposit Agreement.****

(4) (s)    Form of Depositary Receipt (included as Exhibit A to the
           Form of Deposit Agreement).****

(4) (t)    Form of Warrant Agreement.*****

(4) (u)    Form of Warrant Certificate.*****

(4) (aa)   Form of Master Note for Medium-Term Note Program*

(5)        Opinion of IBM Legal Counsel (Daniel E. O'Donnell, Esq.)*

(12)       Computation of Ratios of Earnings to Fixed Charges and
           Earnings to Combined Fixed Charges and Preferred Stock
           Dividends.*******

(23) (a)   Consent of Independent Accountants.*

(23) (b)   Consent of Counsel (included in Exhibit 5).*

(24) (a)   Powers of Attorney.*

(24) (b) Certified copy of a resolution adopted by our Board of Directors authorizing execution of the registration statement by power of attorney.*

(25) (a)   Statement of Eligibility and Qualification on Form T-1 of
           JPMorgan Chase Bank to act as Trustee under the Senior
           Indenture dated October 1, 1993.*

(25) (b) Statement of Eligibility and Qualification on Form T-1 of the Subordinated Trustee to act as Trustee under the Subordinated Indenture.*****

------------------------

    * Filed with this registration statement.

    ** Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-50537).

    *** Incorporated by reference to Exhibit 3(i) of our Form 8-K filed April 28, 1999.

    **** Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-49475).

    ***** To be filed as an Exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

    ****** Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-65119).

    ******* Incorporated by reference to Exhibit 99.2 of our Form 8-K filed on November 4, 2002, and to exhibit 12 of our Form 10-Q for the fiscal quarter ended September 30, 2002.

    ******** Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 333-37034).

    ********* Incorporated by reference to Attachment III of our Form 8-K filed January 17, 2003.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K)(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of January, 2003.

                                               INTERNATIONAL BUSINESS MACHINES CORPORATION

                                               By:                          *
                                                    ------------------------------------------------
                                                                   Samuel J. Palmisano
                                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                              (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
                      *                        Senior Vice President and Chief
    ------------------------------------         Financial Officer (Principal        January 21, 2003
                John R. Joyce                    Financial Officer)

                      *
    ------------------------------------       Vice President and Controller         January 21, 2003
               Robert F. Woods                   (Principal Accounting Officer)

                      *
    ------------------------------------       Director                              January 21, 2003
               Cathleen Black

                      *
    ------------------------------------       Director                              January 21, 2003
               Juergen Dormann

                      *
    ------------------------------------       Director                              January 21, 2003
             Nannerl O. Keohane

                      *
    ------------------------------------       Director                              January 21, 2003
              Charles F. Knight

                      *
    ------------------------------------       Director                              January 21, 2003
               Minoru Makihara

                      *
    ------------------------------------       Director                              January 21, 2003
                Lucio A. Noto

                      *
    ------------------------------------       Director                              January 21, 2003
              John B. Slaughter

                      *
    ------------------------------------       Director                              January 21, 2003
              Sidney J. Taurel

                      *
    ------------------------------------       Director                              January 21, 2003
                Alex Trotman

                      *
    ------------------------------------       Director                              January 21, 2003
               Charles M. Vest

*By:             /s/ DANIEL E. O'DONNELL
             -------------------------------
                   Daniel E. O'Donnell
                    ATTORNEY-IN-FACT